Exhibit 10.34

November 12, 2007

Personal & Confidential

Mr. Wylie Alvin New

President and CEO

Town & Country Food Stores

P. O. Box 5581

San Angelo, Texas 76902

Dear Alvin:

Thank you very much for all of your time the other night. We are tremendously excited about our future together.

I am writing to memorialize the agreement that we have reached concerning your employment with Stripes LLC (the “Company”), which agreement shall become effective (“Effective Date”) contingent upon the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of September 20, 2007, by and among Susser Holdings Corporation (“Susser”), TCFS Acquisition Corporation, TCFS Holdings, Inc., and certain individuals (the “Closing”). I would appreciate your reviewing this document and if you find the terms to be agreeable and consistent with our conversation, please sign below and return a copy to me for files.

1. Position: President and CEO - Retail Operations of the Company and Executive Vice President of Susser and shall have the duties as assigned by the CEO of Susser.

2. Base Salary: $375,000 per year

3. Stock Options: options to purchase 108,060 shares of Susser, to be granted on the last business day of the month following the Closing with an exercise price equal to the fair market value (closing price) of Susser shares on that day

4. Vesting of Stock Options:

1st Anniversary of the date of grant 0%

2nd Anniversary of the date of grant 0%

3rd Anniversary of the date of grant 33 1/3

4th Anniversary of the date of grant 33 1/3 (additional)

5th Anniversary of the date of grant 33 1/3 (additional)

5. Miscellaneous:

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You shall devote your full working time, attention and energies (other than absences due to illness or vacation) to the business and affairs of the Company and its affiliates. You will, however, be permitted, to the extent such activities do not interfere with your performance of your duties and responsibilities to (i) manage your personal, financial, and legal affairs, and (ii) to serve on industry, civic or charitable boards or committees.

•	You will relocate to Corpus Christi on or before August 15, 2008. The Company will pay all reasonable and documented expenses in connection with your relocation to Corpus Christi.

•	The Company will provide you with one week of executive education at the Company’s expense, annually.

•	You will be eligible for an annual executive physical at the Cooper Clinic (or the equivalent top tier facility of your choosing) at the Company’s expense.

•

The Company will provide you with four (4) weeks of vacation per year, a notebook computer, reimbursement for all ordinary and necessary business expenses, and participation in employee benefits, programs and perquisites as are provided to other similarly situated executives of Susser; provided, however, that these policies, benefits, programs and perquisites may be modified by Susser and/or the Company in its sole discretion from time to time, as directed, by Susser’s and/or the Company’s Board of Directors.

•	Your compensation package will be reviewed annually beginning in February of 2009 by the Compensation Committee of Susser’s Board of Directors.

•

You will be eligible for an annual cash bonus as determined by the Compensation Committee of Susser’s Board of Directors. Our current policy provides for a target bonus of 33% of base salary at plan EBITDAR with a sliding scale starting at 90% of plan and maxing out at 124% of plan. At 90%, your bonus is expected to be 3%, 95% = 10%, 100% = 33%, 103.4% = 41.5%, 106.8% = 51.5%, 110.3% = 64%, 113.7% = 80%, 117.1% = 97.5%, 120.5% = 120%, 124% = 150%. Note: this was the plan outline for the 2007 fiscal year. Your initial bonus plan will be for the 2008 fiscal year and will be determined by the Compensation Committee of Susser’s Board of Directors. Notwithstanding the above, the Company reserves the right in its sole discretion to amend or modify the plan. However, we would expect any modifications to be no less favorable to you than the terms outlined above. To receive payment of this bonus, you must be an employee of the Company in your current position when the award is distributed. The Company will distribute the bonus in the year following completion of the fiscal year but in no event later than March 15th of such year. Your bonus payments will be treated consistent with other senior executive officers of Susser.

•	Any payments under this Agreement shall be subject to applicable withholding and payroll taxes.

6. Severance: Your employment with the Company is “at will” and the Company may terminate your employment, with or without “Cause” and you likewise may terminate your employment for any reason. In the event that the Company terminates your employment other than for “Cause” (as defined below) within twelve (12) months following the Closing, the Company will (a) pay you, in a lump sum as soon as practical following the date of your termination, (i) any accrued and unpaid Base Salary and any accrued vacation through the date of termination and (ii) your annualized Base Salary, (b) allow you, your spouse and your dependents to continue your participation in the Company’s group health plan for a period of twelve (12) months following the date of termination at the same rate and with the same co-payment as if you were an active employee of the Company during such period, and thereafter you shall be entitled to continuation of your health plan coverage in accordance with Section 4980B of the Internal Revenue Code of 1986 (“COBRA Coverage”) in accordance the terms of the Company’s group health plan then in effect and (c) reimburse you for reasonable expenses incurred but not reimbursed prior to such termination of employment.

In the event that you voluntarily terminate your employment with the Company for any reason within twelve (12) months following the Closing, the Company will (a) pay you, in a lump sum as soon as practical following the date of your termination, (i) any accrued and unpaid Base Salary and any accrued vacation through the date of termination and (ii) fifty percent (50%) of your annualized Base Salary, (b) allow you, your spouse and your dependents to continue your participation in the Company’s group health plan for a period of six (6) months following the date of termination at the same rate and with the same co-payment as if you were an active employee of the Company during such period, and thereafter you shall be entitled to COBRA Coverage in accordance the terms of the Company’s group health plan then in effect and (c) reimburse you for reasonable expenses incurred but not reimbursed prior to such termination of employment.

In the event that the Company terminates your employment for “Cause” (as defined below) within twelve (12) months following the Closing, the Company will (a) pay you, in a lump sum as soon as practical following the date of your termination any accrued and unpaid Base Salary and any accrued vacation through the date of termination and (b) reimburse you for reasonable expenses incurred but not reimbursed prior to such termination of employment, and you shall be entitled to COBRA Coverage in accordance the terms of the Company’s group health plan then in effect.

For purposes of this Agreement, “Cause” shall mean (i) your conviction of, or plea of guilty or nolo contendere to, a felony, or your commission of an act of fraud or embezzlement against the Company or any of its subsidiaries or affiliates; (ii) your willful and material breach of the Agreement which is economically harmful to the Company or any of its subsidiaries or affiliates; (iii) your willful misconduct that is economically injurious to the Company or any of its subsidiaries or affiliates; or (iv) your willful failure to follow the lawful directives of Susser and/or the Company.

7. Transition and Non-Competition Agreement; Survival of Restrictive Covenants (as Modified): You entered into the Transition and Non-Competition Agreement (“Transition Agreement”) with Susser and TCFS Holdings, Inc. dated as of September 19, 2007, to be effective as of the Closing. This Agreement supersedes the Transition Agreement and the Transition Agreement shall hereby be terminated.

8. Restrictive Covenants.

(a)	Non-competition. You hereby agree, in consideration of your employment hereunder and in view of the confidential position to be held by you hereunder, and in further consideration of the termination of the Transition Agreement, you will not, except as a passive investor owning less than a 2% interest in a publicly held company, at any time during the Restricted Period, acting alone or in conjunction with others, directly or indirectly engage in, or own or control any interest in, or act as a director, officer or employee of, or consultant to, or otherwise be employed by any business engaged in the operation of convenience stores, wholesale fuel distribution or any other business conducted by the Company or any of its subsidiaries or affiliates in any county in which the Company operates as of the date of your termination of employment. This non-competition provision excludes the passive ownership by you of real estate properties that may be leased to convenience store operators and ownership in the Company after termination. For purposes hereof, the “Restricted Period” means the period from the Effective Date through the second anniversary of your termination of employment with the Company for any reason.

(b)	Non-Solicitation. Without the consent in writing from the Board of Directors of Susser, you will not, at any time during the Restricted Period, acting alone or in conjunction with others, directly or indirectly induce, or attempt to influence, any employee of the Company or any of its affiliates or subsidiaries to terminate employment.

(c)

Non-Disclosure; Ownership of Work. You shall not, at any time during your employment and thereafter (including following your termination of employment for any reason), disclose, use, transfer, or sell, except in the course of employment with or other service to the Company or any of its subsidiaries or affiliates, any proprietary information, secrets, organizational or employee information, or other confidential information belonging or relating to the Company, its subsidiaries and affiliates and customers so long as such information has not otherwise been disclosed or is not otherwise in the public domain, except as required by law or with the Company’s consent. In addition, upon termination of employment for any reason, you will return to the Company all documents and other media containing information belonging or relating to the Company, its subsidiaries or affiliates. You will promptly disclose in writing to the Company all inventions, discoveries, developments, improvements and innovations (collectively referred to as “Inventions”) that you have conceived or made during your employment with the Company, its subsidiaries or affiliates; provided, however, that in this context “Inventions” are limited to those which (i) relate in any manner to the existing or contemplated business or research activities of the Company, its subsidiaries and affiliates; (ii) are suggested by or result from your work at the Company; or (iii) result from the use of the time, materials or facilities of the Company, its subsidiaries and affiliates. All Inventions will be the Company’s property rather than yours. Should the Company request it, you agree to sign any document that the Company may reasonably require to establish ownership in any Invention.

(d)	Blue Pencil. The parties hereby acknowledge that the restrictions in this paragraph 8 have been specifically negotiated and agreed to by the parties hereto and are limited only to those restrictions necessary to protect the Company and its subsidiaries from unfair competition. The parties hereby agree that if the scope or enforceability of any provision, paragraph or subparagraph of this paragraph 8 is in any way disputed at any time, and should a court find that such restrictions are overly broad, the court may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances. Each provision, paragraph and subparagraph of this paragraph 8 is separable from every other provision, paragraph, and subparagraph and constitutes a separate and distinct covenant.

(e)	Remedies. You hereby expressly acknowledge that any breach or threatened breach by you of any of the terms set forth in paragraph 8 of this Agreement may result in significant and continuing injury to the Company, the monetary value of which would be impossible to establish. Therefore, you agree that the Company shall be entitled to apply for injunctive relief in a court of appropriate jurisdiction.

(f)	Survival. The provisions of this paragraph 8 shall survive the termination of your employment.

This is an exciting day and the beginning of a new chapter in both of our professional lives. I am honored by your confidence and look forward to building the business together.

Very truly yours,

/s/ Sam L. Susser

SLS/ac REVIEWED AND ACCEPTED:

By:	/s/ Wylie Alvin New
Mr. Wylie Alvin New

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